Exhibit 99

[WENDY’S INTERNATIONAL, INC. LOGO]

Wendy’s International, Inc. announces 2005 Second Quarter same-store sales

DUBLIN, Ohio (July 7, 2005) – Wendy’s International, Inc. (NYSE: WEN) today announced preliminary same-store sales results for the second quarter, which ended on Sunday, July 3.

•	At Wendy’s®, second-quarter sales decreased 4.6% at U.S. Company stores and 3.9% at U.S. franchised restaurants. The Company estimates the consumer fraud incident that took place in late March at a Wendy’s restaurant in San Jose impacted U.S. same-store sales by approximately 2.0% to 2.5% in the second quarter. “Wendy’s sales a year ago were strong and we are still recovering from the San Jose incident, especially on the West Coast,” said Chairman and Chief Executive Officer Jack Schuessler. “In late May, we launched our new ‘Do What Tastes Right’ advertising campaign, featuring a variety of ads that target distinct demographics, and we are optimistic that sales trends will improve.”

•	At Tim Hortons®, same-store sales increased 5.6% at restaurants in Canada and 9.1% in the United States. “The strong new product pipeline at Tim Hortons helped deliver impressive sales in the second quarter, especially considering the solid results a year ago in both Canada and the United States,” Schuessler said. During the first quarter, Tim Hortons featured its new Toasted Chicken Club combo in April, its Iced Cappuccino and Chocolate-Themed Desserts in May, and its new low-fat Yogurt and Berries in June.

•	At Baja Fresh® Mexican Grill, same-store sales decreased 1.6% to 1.8%. Sales trends at Baja Fresh improved throughout the quarter, due in part to new and promotional products such as Smoky Chipotle Chicken Quesadillas and Flautas. “Baja’s trends have improved dramatically since the first quarter when same-store sales were down more than 6%, and we are encouraged with overall business trends,” said Schuessler.

Second-Quarter Same-Store Sales Summary

	2Q 2005	2Q 2004	2005 YTD

Wendy’s U.S. Company	(4.6%)	5.9%	(3.4%)

Wendy’s U.S. Franchise	(3.9%)	3.7%	(2.5%)

Tim Hortons Canada	5.6%	7.8%	5.7%

Tim Hortons U.S.	9.1%	10.2%	8.4%

Baja Fresh	(1.6% to 1.8%)	(6.2%)	(3.8%)

Monthly Sales Summary for April, May and June*

	April 2005	April 2004	May 2005	May 2004	June 2005	June 2004

Wendy’s U.S. Company	(5.8%)	8.4%	(4.0%)	6.8%	(3.7%)	2.3%

Wendy’s U.S. Franchise	(5.5%)	6.2%	(2.9%)	4.0%	(2.9%)	0.5%

Tim Hortons Canada	6.5%	9.2%	6.3%	6.1%	3.7%	7.9%

Tim Hortons U.S.	11.6%	11.5%	9.0%	9.3%	6.2%	9.5%

*For the April period ended Sunday, May 8; the May period ended Sunday, June 5; and the June period ended Sunday, July 3.

Company’s beef costs remain high

As previously announced, the Company’s 2005 second quarter results will be negatively impacted by high beef costs of $1.52 per pound, up 24% compared to $1.23 last year.

For the third quarter of 2005, the Company anticipates beef prices of $1.55 per pound, up 18% compared to $1.31 last year. Third quarter beef prices will be higher than previously expected. The main reasons for higher beef prices are small cattle herds, continued strong consumer demand, the effect of the U.S. border remaining closed to Canadian beef and the ban against exports to Japan and Korea.

Second-quarter conference call and webcast scheduled for July 29

The Company will release earnings at approximately 4 p.m. (Eastern) on July 28 and will host a conference call at 8 a.m. on July 29 to discuss second-quarter results.

Investors may participate either via conference call at (877) 572-6014 (domestic) or (706) 679-4852 (international), or by live webcast at www.wendys-invest.com. A replay will also be available on the site.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,700 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.